As filed with the Securities and Exchange Commission on May 23, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AXIALL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	58-1563799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 Perimeter Center Place, Suite 460
Atlanta, Georgia  30346
(Address of Principal Executive Offices) (Zip Code)

GEORGIA GULF CORPORATION 2011 EQUITY AND PERFORMANCE INCENTIVE PLAN

(Full title of the plan)

Timothy Mann, Jr.
Executive Vice President, General Counsel and Secretary
Axiall Corporation
115 Perimeter Center Place, Suite 460
Atlanta, Georgia  30346
(Name and address of agent for service)

(770) 395-4500
(Telephone number, including area code, of agent for service)

Copy to:

Mark L. Hanson
Joel T. May
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia  30309-3053
(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.01 par value per share	2,054,569 shares	(1)	$47.35	(2)	$97,283,842.15	(2)	$13,269.52	(2)

(1)                          In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, and anti-dilution provisions and other adjustment provisions, as provided in the Georgia Gulf Corporation 2011 Equity and Performance Incentive Plan, as amended (the “Plan”).

(2)                          Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act.  The offering price of the shares is based on $47.35, the average of the high and low prices of a share of Axiall Corporation’s common stock, $0.01 par value per share, reported on the New York Stock Exchange on May 22, 2013, a date within five business days of the date of this Registration Statement.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 2,054,569 shares of common stock, $0.01 par value per share (the “Common Stock”), of Axiall Corporation (the “Company”) that may be issued pursuant to the Georgia Gulf Corporation 2011 Equity and Performance Incentive Plan, as amended.

Unless otherwise noted herein, the contents of the Company’s Form S-8 Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2011 (Commission File No. 333-176255) is incorporated by reference into this Registration Statement pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)                                 The Company’s Annual Report on Form 10-K (including the portions of the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders incorporated by reference therein) for the year ended December 31, 2012;

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

(c)                                  The Company’s Current Reports on Form 8-K filed by the Company on January 11, 2013, January 14, 2013 (excluding portions thereof furnished but not filed with the Commission), January 17, 2013, January 17, 2013, January 28, 2013 (as amended on April 12, 2013), January 30, 2013, January 30, 2013, February 1, 2013, February 5, 2013, March 5, 2013, March 19, 2013 (excluding portions thereof furnished but not filed with the Commission), May 22, 2013 and May 23, 2013; and

(d)                                 The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A, declared effective by the Commission on May 15, 1990, as amended.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) removes from registration all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

Set forth below is a description of how the Restated Certificate of Incorporation of the Company (the “Articles”), the Amended and Restated Bylaws of the Company (the “Bylaws”), the Delaware General Corporation Law (the “DGCL”) and certain agreements entered into between the Company and its directors and officers treat the indemnification of the Company’s directors and officers. This description is intended as a summary only and is qualified in its entirety by reference to the Articles, the Bylaws and the DGCL.

Article XIII of the Articles provides that to the fullest extent permitted by the DGCL, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived any improper personal benefit.

The Bylaws provide that the Company will indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL, against all expense, liability and loss (including attorney’s fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding, subject to limited exceptions. The Bylaws also provide that the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions.

With respect to indemnification of officers and directors, Section 145 of the DGCL provides that a corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the DGCL, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145(g) of the DGCL provides that a corporation will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

The Bylaws provide that the Company may maintain insurance to protect any director, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company maintains several directors and officers liability policies which, subject to the terms and exclusions of the policies, cover any claim or claims made during the period the policies are in force, against all persons who were, now are or will be duly elected directors or officers of the Company for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such persons insured while acting in their individual or collective capacities, on any matter, not excluded by the terms and conditions of the policies, claimed against them solely by reason of their being directors or officers of the Company.

The Company also enters into indemnification agreements with its officers and directors. These indemnification agreements specify the extent and circumstances under which an indemnitee is entitled to indemnification from the Company, and the processes to obtain such indemnification. Under the indemnification agreements, an indemnitee is generally entitled to indemnification to the fullest extent allowable under Delaware law for claims or losses regarding the indemnitee’s (i) act or failure to act in his or her capacity as a director, officer, employee or agent of the Company (or in a similar or other representative capacity for another entity or enterprise as to which the indemnitee is serving at the Company’s request); (ii) act or failure to act in respect of any business, transaction, communication, filing or other disclosure or other activity of the Company or such other entity or enterprise; and (iii) status as a current or former director, officer, employee or agent of the Company (or representative of such other entity or enterprise) or any act or failure to act in connection with any obligation or restriction on such person by reason of such status. These indemnification agreements are intended to provide rights in addition to, and not to limit, any rights to indemnification under the Articles, Bylaws or the DGCL. In addition to the rights to indemnification specified therein, these agreements are intended to increase the certainty of receipt by the indemnitee thereunder of the benefits to which he or she is entitled by providing specific procedures for obtaining such indemnification.

Item 8.  Exhibits.

Exhibit No.	Description
*5.1	Opinion of Jones Day regarding validity.
*23.1	Consent of Jones Day (included in Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*23.3	Consent of Deloitte & Touche LLP.
*23.4	Consent of Deloitte & Touche LLP.
*24.1	Powers of Attorney (included as part of signature page).
99.1

First Amendment to the Georgia Gulf Corporation 2011 Equity and Performance Incentive Plan (incorporated by reference to Annex I to the Company’s Proxy Statement for the Special Meeting of Stockholders held on January 10, 2013, filed with the Commission on December 6, 2012).

*filed herewith

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)                                 that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 23, 2013.

AXIALL CORPORATION

By:	/s/ Paul D. Carrico
	Name:	Paul D. Carrico
	Title:	President and Chief Executive Officer

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Paul D. Carrico, Gregory C. Thompson and Timothy Mann, Jr., and each or any of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place and stead, and in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratitifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Title	Date

/s/ Paul D. Carrico	President, Chief Executive Officer and Director	May 23, 2013
Paul D. Carrico	(Principal Executive Officer)

/s/ Gregory C. Thompson	Chief Financial Officer	May 23, 2013
Gregory C. Thompson	(Principal Financial and Principal Accounting Officer)

/s/ T. Kevin DeNicola	Director	May 23, 2013
T. Kevin DeNicola

/s/ Patrick J. Fleming	Director	May 23, 2013
Patrick J. Fleming

/s/ Robert M. Gervis	Director	May 23, 2013
Robert M. Gervis

/s/ Victoria F. Haynes	Director	May 23, 2013
Victoria F. Haynes

/s/ Stephen E. Macadam	Director	May 23, 2013
Stephen E. Macadam

Name	Title	Date

/s/ William L. Mansfield	Director	May 23, 2013
William L. Mansfield

/s/ Michael H. McGarry	Director	May 23, 2013
Michael H. McGarry

/s/ Mark L. Noetzel	Director	May 23, 2013
Mark L. Noetzel

/s/ Robert Ripp	Director	May 23, 2013
Robert Ripp

/s/ David N. Weinstein	Director	May 23, 2013
David N. Weinstein

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Jones Day regarding validity.
23.1	Consent of Jones Day (included in Exhibit 5.1).
23.2	Consent of Ernst &Young LLP.
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Deloitte & Touche LLP.
24.1	Powers of Attorney (included as part of signature page).
99.1

First Amendment to the Georgia Gulf Corporation 2011 Equity and Performance Incentive Plan (incorporated by reference to Annex I to the Company’s Proxy Statement for the Special Meeting of Stockholders held on January 10, 2013, filed with the Commission on December 6, 2012).